EXHIBIT 99.1

Ultralife Corporation Receives International Communications Systems Contract

NEWARK, N.Y., Jan. 31, 2012 (GLOBE NEWSWIRE) -- Ultralife Corporation (Nasdaq:ULBI) has received a contract to supply 2,319 of its A-320 amplifier systems to a major international defense contractor. Due to the sensitive nature of this contract, the company is not able to disclose the total value of the contract. Deliveries will commence in the first half of 2012.

"This contract demonstrates progress towards the strategic expansion of our core U.S. government and defense business into a broader global presence with international allies," said Michael D. Popielec, Ultralife's president and chief executive officer. "As we continue to develop new products across our business, our amplifier platform provides a technically advanced building block for the increasingly complex, secure communications systems required for soldier modernization. In this case, our amplifiers have been selected as a critical component of the secure communications backbone for a multi-phased, strategic command, control, and communications modernization program."

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from portable power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: uncertain global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

CONTACT: Ultralife Corporation
         Philip Fain
         (315) 332-7100
         pfain@ulbi.com

         Investor Relations Contact:
         Lippert/Heilshorn & Associates
         Jody Burfening
         (212) 838-3777
         jburfening@lhai.com